Qatar Investment Authority SC 13GA

CUSIP 34379V103	SC 13G	Page 8 of 8

EXHIBIT B

CERTIFICATE OF INCUMBENCY

I, Ahmad Mohammed F Q Al-Khanji, Chief of Legal and General Counsel, of Qatar Investment Authority, established by Emiri Decision No 22 in 2005, with its registered office at, Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, State of Qatar, do hereby confirm that Andrew Watkins is the duly appointed Associate General Counsel, Compliance, an officer of the Qatar Investment Authority, and as such, is authorized to sign regulatory filings on behalf of the Qatar Investment Authority.

/s/ Ahmad Mohammed F Q Al-Khanji

Name: Ahmad Mohammed F Q Al-Khanji

Title: Chief of Legal and General Counsel

Dated: February 02, 2022